Exhibit (21)

                         SUBSIDIARIES OF THE CORPORATION
                             As of December 28, 2002


                                                 State or other jurisdiction of
Name                                             organization
----------------------------------------         ------------
IDSC Holdings, Inc.                              Wisconsin
Mitchell Repair Information Company, LLC         Delaware
SB Tools S.a.r.l.                                Luxembourg
Snap-on Global Holdings, Inc.                    Delaware
Snap-on Holdings AB                              Sweden
Snap-on Logistics Company                        Wisconsin
Snap-on Technologies, Inc.                       Illinois
Snap-on Tools Company LLC                        Delaware
Snap-on Tools International, Ltd.                Delaware


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